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                         Exhibit 99.1 - PRESS RELEASE




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                      BOSTONFED BANCORP, INC. ANNOUNCES
                   OTS APPROVAL OF STOCK REPURCHASE PROGRAM

      Boston, Massachusetts, June 12, 1996/PR Newswire/ -- BostonFed Bancorp, Inc. (AMEX - BFD) (the "Company") announced today that it has received approval from the Office of Thrift Supervision ("OTS") to implement a program to repurchase up to 5% of its outstanding common stock, or 329,481 shares. The Company intends to commence the stock repurchase program as soon as practicable after the public release of the Company's earnings for the quarter ended June 30, 1996. Pursuant to the stock repurchase program and the OTS' approval, shares will be purchased by the Company from time to time, depending upon market conditions, in open market transactions, until such time as 5% of the Company's currently outstanding shares have been repurchased, provided that the repurchase program is completed by no later than October 24, 1996. The stock repurchase program will be the first stock repurchase program undertaken by the Company.

      David F. Holland, President and Chief Executive Officer of the Company commented, "We believe that the repurchase of the Company's shares will further enhance shareholder value as such repurchases are anticipated to have a positive effect on the earnings per share and book value of the remaining shares outstanding."

      The Company is a savings and loan holding company for the Boston Federal Savings Bank and is headquartered in Burlington, Massachusetts. As of March 31, 1996, Boston Federal Savings Bank had assets of $678 million and operated eight offices in and around the Boston area.

CONTACT:    Amy L. Timmerman, Investor Relations, 617-221-6396 or John A. Simas,
Senior Vice President and Chief Financial Officer, 617-221-6307 or FAX:
617-221-7594, BostonFed Bancorp, Inc.



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